Exhibit 99.1

Providence Expands into Home Care Segment with Accretive Acquisition of Simplura Health Group

-- Creates Nation’s Preeminent Social Determinants of Health Company --

-- Significantly Expands Addressable Market in a Large, Rapidly Growing Adjacency --

-- Immediately Accretive to Growth, Margins and Adjusted Earnings Per Share --

ATLANTA, GA – September 29, 2020 -- The Providence Service Corporation (“Providence” or the “Company”) (Nasdaq: PRSC), the nation’s largest manager of non-emergency medical transportation (“NEMT”) programs for state governments and managed care organizations and holder of a minority investment in Matrix Medical Network, today announced that the Company has entered into a definitive agreement to acquire Simplura Health Group (“Simplura”), which operates a large network of home health and personal care agencies across seven states, from One Equity Partners (“OEP”) in an all cash transaction at an enterprise value of $575 million (subject to customary purchase price adjustments).

Simplura provides over 20 million hours of non-medical personal care annually to primarily Medicaid patient populations, including seniors and disabled adults, in need of care monitoring and assistance performing daily living activities in the home setting.  Simplura employs approximately 14,000 caregivers and is a market leader in the seven states in which it operates: New York, Pennsylvania, Massachusetts, Florida, New Jersey, West Virginia and Connecticut.

Daniel E. Greenleaf, President and Chief Executive Officer of Providence, commented, “With our agreement to acquire Simplura Health Group, we are fulfilling one of the key pillars of our operational strategy: transformational growth.  Simplura brings us a complementary higher-margin business in non-medical personal care—a large, rapidly growing sector of healthcare that dovetails well with non-emergency medical transportation. This combination unifies two social-determinants-of-health pioneers that share a common mission, that provide value-based care and solutions to similar vulnerable patient populations,  and that partner with many of the same payor groups.  Financially, we expect this transaction to be immediately accretive to our adjusted earnings per share and project a short payback period due to Simplura’s attractive cash flow profile.”

Dave Middleton, President and Chief Executive Officer of Simplura, added, “We are excited to unite with a like-minded partner in Providence to deliver value and improved outcomes through our transportation and home care solutions for patients and payors. We also believe that the combined organization is an outstanding home for Simplura’s employees, who stand to benefit from greater career development and growth opportunities.”

Transaction Snapshot

Transaction	● Acquiring 100% of Simplura Health Group from One Equity Partners ● All cash transaction at an enterprise value of $575 million ● Expected to be immediately accretive to Adjusted EPS before synergies
Simplura Financials (LTM 6/30/20)	● Revenue of $463.1 million ● Adjusted EBITDA of $49.6 million / Adjusted EBITDA Margin of 10.7%
Anticipated Financing	● Fully committed debt financing from Jefferies and Deutsche Bank ● Pro forma net debt to 6/30/20 LTM EBITDA of approximately 3.6x with a path to deleveraging over the next twelve months
Timing	● Expected to close in the fourth quarter of 2020 ● Subject to customary closing conditions

Jefferies LLC is serving as lead financial advisor to Providence and Gibson, Dunn & Crutcher LLP is serving as Providence’s legal advisor.  Deutsche Bank Securities Inc. is also providing financial advice to the Company.

Guggenheim Securities LLC is serving as exclusive financial advisor to Simplura and Kirkland & Ellis LLP is serving as Simplura’s legal advisor.

Conference Call

Providence will hold a conference call to discuss the acquisition of Simplura Health Group on Tuesday, September 29, 2020 at 8:00 a.m. ET.

The webcast and accompanying investor presentation can be accessed on the Company’s website at:

https://investor.prscholdings.com/events-and-presentations/upcoming-events.

The webcast also can be accessed via the following link:

https://78449.themediaframe.com/dataconf/productusers/prs/mediaframe/41022/indexl.html.

To access the conference call by phone, please dial:

●	US toll-free: 1 877-423-9820
●	International: 1 201-493-6749

The conference call will be archived on the Company’s website.

About Providence

The Providence Service Corporation, through its wholly-owned subsidiary LogistiCare Solutions, LLC, is the nation's largest manager of non-emergency medical transportation programs for state governments and managed care organizations. Its range of services includes call center management, network credentialing, vendor payment management and non-emergency medical transport management. The Company also holds a minority interest in Matrix Medical Network which provides a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance. For more information, please visit prscholdings.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These forward-looking may include the incremental impact on our adjusted earnings per share, the anticipated potential short payback period due to Simplura’s attractive cash flow profile, expected increase in revenues, adjusted EBITDA, Adjusted EBITDA Margin, pro forma net debt and other measures of financial performance, potential future plans, strategies or transactions and other anticipated benefits of the proposed acquisition, including estimated synergies and customer cost savings resulting from the proposed acquisition, the expected timing of completion of the proposed acquisition, the estimated costs associated with the proposed acquisition and other statement that are not historical facts.  These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein, including but not limited to: the ability to obtain regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction; the risk that a condition to closing of the acquisition may not be satisfied; our ability to integrate our and Simplura’s businesses successfully and to achieve anticipated synergies; the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations; potential litigation relating to the proposed transaction that could be instituted against us or our directors; possible disruptions from the proposed transaction that could harm us and our business, including current plans and operations; our ability to retain, attract and hire key personnel; potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the acquisition; potential business uncertainty, including changes to existing business relationships, during the pendency of the acquisition that could affect our financial performance; certain restrictions during the pendency of the acquisition that may impact our ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing and rating agency actions; legislative, regulatory and economic developments; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; the early termination for non-renewal of contracts; our ability to successfully respond to governmental requests for proposal; our ability to fulfill our contractual obligations; our ability to identify and successfully complete and integrate other acquisitions; our ability to identify and realize the benefits of strategic initiatives; the loss of any of the significant payors from whom we generate a significant amount of our revenue; our ability to accurately estimate the cost of performing under certain capitated contracts; our ability to match the timing of the costs of new contracts with its related revenue; the outcome of pending or future litigation; our ability to attract and retain senior management and other qualified employees; our ability to successfully complete recent divestitures or business termination; the accuracy of representations and warranties and strength of related indemnities provided to us in acquisitions or claims made against us for representations and warranties and related indemnities in our dispositions; our ability to effectively compete in the marketplace; inadequacies in or security breaches of our information technology systems, including our ability to protect private data; the impact of COVID-19 on us, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response to the pandemic; economic activity and actions taken in response; the effect on our clients and client demand for our services; and the ability of our clients to pay for our services; seasonal fluctuations in our operations; impairment of long-lived assets; the adequacy of our insurance coverage for automobile, general liability, professional liability and workers’ compensation; damage to our reputation by inaccurate, misleading or negative media coverage; our ability to comply with government healthcare and other regulations; changes in budgetary priorities of government entities that fund our services; failure to adequately comply with patient and service user information regulations; possible actions under Medicare and Medicaid programs for false claims or recoupment of funds for noncompliance; changes in the regulatory landscape applicable to Matrix; changes to our estimated income tax liability from audits or otherwise; our ability to meet restrictive covenants in our credit agreement; restrictions in the terms of our preferred stock; the costs of complying with public company reporting obligations; and the accuracy of our accounting estimates and assumptions.

The Company has provided additional information in our annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward- looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T:  (212) 836-9614

kahl@equityny.com